Exhibit (d)(2)

MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT, dated April 16, 2014, by and between Carlyle Select Trust, a Delaware statutory trust (the “Trust”), on behalf of Carlyle Core Allocation Fund, a series of the Trust (the “Fund”) and Carlyle GMS Investment Management L.L.C., a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust is an open-end management investment company that is registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and may issue its shares in one or more series; and

WHEREAS, the Manager is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is a member of the National Futures Association and registered with the Commodity Futures Trading Commission (the “CFTC”) as a commodity pool operator under the Commodity Exchange Act of 1936, as amended (the “CEA”); and

WHEREAS, the Trust desires to retain the Manager to furnish investment management, commodity pool operator and commodity trading advisor services to the Fund on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.	Duties of the Manager.

(a) The Trust, acting on behalf of the Fund, hereby retains the Manager to act as investment manager, commodity pool operator and commodity trading advisor to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the board of trustees of the Trust (the “Board”), for the period and upon the terms herein set forth, in accordance with (i) the investment objective, policies and restrictions that are set forth in the current prospectus and statement of additional information of the Fund, each of which forms a part of the Fund’s registration statement on Form N-1A as the same shall be amended from time to time (the “Registration Statement”); (ii) the Investment Company Act and the CEA and the applicable rules and regulations thereunder; (iii) all other applicable federal, state and other laws, rules and regulations as the same shall be amended from time to time; (iv) the amended and restated declaration of trust and by-laws of the Trust as the same shall be amended from time to time; and (v) the policies and determinations of the Board. Without limiting the generality of the foregoing, and subject to the supervision of the Board, the Manager shall, during the term and subject to the provisions of this Agreement:

(A)

review, supervise and monitor a continuous investment program for the Fund, and determine the securities (including securities issued by any wholly owned subsidiary of the Fund), derivatives contracts including, but not limited to, commodity and inflation-linked notes, swap agreements and commodity futures and options on commodity futures, and other financial instruments and investments to be purchased, retained, entered into, sold, terminated, modified, or lent by the Fund, the nature and timing of such purchases, sales transactions or loans, and the manner of implementing such transactions;

(B)	exercise complete discretion in purchasing and selling securities and other financial instruments or assets and entering into transactions for the Fund and in voting, exercising consents, terminating or modifying and exercising all other rights appertaining to such securities, transactions, instruments and other assets on behalf of the Fund;

(C)	determine the portions of the Fund’s portfolio to be invested or held uninvested in cash or cash equivalents;

(D)	monitor the Fund’s investments and liabilities;

(E)	manage the Fund so that it qualifies as a regulated investment company under Subchapter M of the Internal Revenue Code;

(F)	furnish reports to the Board regularly, at such times as the Board may reasonably request, including attendance at Board meetings, with respect to any matters dealing with the business and affairs of the Fund including the implementation of the investment program, compliance with the investment objective, policies and restrictions of the Fund set forth in the Registration Statement and other policies and procedures adopted by the Board, and other topics as may reasonably be requested by the Board;

(G)	assist the Board with its valuation of the Fund’s assets insofar as they are required to be fair valued by the Board, comply with the valuation procedures of the Fund and regularly report to the Board regarding the valuation of portfolio securities and other financial instruments and investments of the Fund which are either not registered for public sale or not traded on any public market; and

(H)	provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds.

Subject to the supervision of the Board, the Manager shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event that the Trust on behalf of the Fund determines to incur debt financing, the Manager will arrange for such financing on the Trust’s behalf, subject to the oversight and approval of the Board.

(b) The Manager hereby accepts such retention as investment manager, commodity pool operator and commodity trading advisor for the Fund and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) This Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Manager acting in the ordinary course of its business and is not intended to create, and does not create, a partnership, joint venture or any like relationship among the parties hereto (or any other parties). The Manager shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund.

(d) The Manager shall keep and preserve for the period required by the Investment Company Act and the applicable rules and regulations thereunder and any other applicable laws and regulations any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act and the rules thereunder with respect to its services hereunder and shall render to the Board such periodic and special reports as the Board may reasonably request and shall provide to the persons entitled thereto all such reports and disclosures as may be required by applicable laws and regulations. The Manager agrees that all records that it maintains for the Fund are the property of the Fund and will surrender promptly to the Fund any such records upon the Fund’s request, provided that the Manager may retain a copy of such records.

(e) Subject to the prior approval by the Board and the shareholders of the Fund to the extent required under the Investment Company Act, the Manager is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers and commodity trading advisors (each, a “Sub-Adviser”) pursuant to which the Manager may obtain the services of the Sub-Adviser(s) to assist the Manager in fulfilling its responsibilities hereunder; provided, however that the Manager shall not be relieved of any of its duties under this Agreement solely due to the performance of any services by a Sub-Adviser. Specifically, the Manager may retain a Sub-Adviser to furnish investment advisory and commodity trading advisory services with respect to part or all of the assets of the Fund, subject to the oversight and supervision of the Manager. The Manager shall be solely responsible for compensating any Sub-Adviser for performing any of the duties and obligations delegated to such Sub-Adviser, provided that the Manager may request that the Trust directly pay to the Sub-Adviser the portion of the Manager’s compensation that the Manager is obligated to pay to the Sub-Adviser. If the Trust agrees to such request, the compensation the Trust pays to the Manager shall be reduced by amounts paid directly to any Sub-Adviser.

(f) Any sub-advisory agreement entered into by the Manager shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

2.	Manager’s Responsibilities and Expenses Payable by the Fund.

All investment professionals of the Manager, and their respective staffs, when and to the extent engaged in providing investment advisory, commodity pool operator, commodity trading advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Manager and not by the Fund. Except to the extent expressly assumed by the Manager hereunder or under any other agreement pursuant to which the Manager specifically assumes responsibility for costs and expenses of the Fund, the Fund will bear all expenses of its operations and transactions, including, but not limited to, those relating to: management and administrative fees; shareholder service fees; its share of the compensation and expenses of the trustees of the Trust (“Trustees”); registration fees; interest charges; taxes; expenses connected with the execution, recording and settlement of security transactions; fees and expenses of the Fund’s custodian for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of preparing and mailing reports to shareholders and to government offices and commissions; expenses of meetings of investors and printing of shareholders reports; its share of the fees and expenses of the Fund’s independent registered public accounting firm, tax service providers, legal counsel and litigation costs and any transfer agent, registrar or dividend disbursing agent of the Fund; insurance premiums; indemnification payments; pricing services, and expenses of calculating the net asset value of, and the net income on, shares of the Fund.

3.	Compensation of the Manager.

(a) In consideration of the foregoing, the Fund shall pay, and the Manager shall accept, as compensation for the services provided and the expenses assumed by the Manager hereunder, a fee at the annual rate of 0.75% (75 basis points) of the average daily net assets of the Fund. This fee will be computed and accrued daily and paid to the Manager monthly. For purposes of this Agreement, the “average daily net assets” of the Fund shall be calculated in accordance with the requirements of the Investment Company Act and the rules and regulations thereunder and other applicable law pursuant to the policies and procedures approved by the Board.

(b) The fee provided for in this Section 3 will be appropriately prorated to reflect any portion of a calendar month that this Agreement is not in effect among the parties.

(c) To the extent permitted by applicable law, the Manager may, in its discretion and from time to time, elect to reimburse, limit or waive all or a portion of its management fee hereunder for a specified period of time.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Trust and the Manager acknowledge and agree that the provisions of this Section 3 shall be of no force and effect unless and until this Agreement has been approved by (i) the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, each in accordance with the requirements of the Investment Company Act (the “Approval Date”). For the avoidance of doubt, the Manager shall receive no compensation with respect to services provided hereunder prior to the Approval Date.

4.	Covenants of the Manager.

The Manager covenants that it will remain registered as an investment adviser under the Advisers Act so long as it is the investment manager to the Fund and the Fund maintains its registration as an investment company under the Investment Company Act. The Manager covenants that it will remain registered as a commodity pool operator under the CEA so long as it is the commodity pool operator to the Fund and the Fund is within the definition of “commodity pool” under the CEA. The Manager agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments and that it will timely obtain any additional registrations or qualifications that may be required under such laws in the future.

5.	Selection and Use of Broker-Dealers and Futures Commission Merchants; Excess Commissions.

(a) Subject to any other written instructions of the Board, the Manager has authority and discretion to select members of securities or commodities exchanges, brokers, dealers or futures commission merchants (collectively, “broker-dealers”) with whom to place orders for the purchase or sale of securities and other financial instruments for the Fund, and to place orders for the execution of such transactions with or through such broker-dealers, including broker-dealers that are deemed affiliates of the Manager under the Investment Company Act. Such transactions with or through broker-dealers that are deemed affiliates of the Manager will be in accordance with all applicable legal requirements including those under the Investment Company Act, the SEC’s rules thereunder and any applicable exemptive orders or SEC staff no-action letters and interpretive guidance. The Manager may execute and enter into agreements relating to the Fund’s investment program on behalf of the Fund.

(b) The Manager shall use its best efforts to seek to obtain the best overall terms available for portfolio transactions for the Fund. In assessing the best overall terms available for any transaction, the Manager shall consider all factors it deems relevant, including, without limitation, the breadth of the market in the security or other financial instrument, the price of the security or other financial instrument, the ability to effect prompt and reliable executions at favorable prices (including the applicable dealer spread or commission, if any), the operational efficiency with which transactions are effected (taking into account the size of order and difficulty of execution, the financial strength, integrity and stability of the broker), the Fund’s risk in positioning a block of securities, the quality, comprehensiveness and frequency of available research services considered to be of value, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In selecting brokers-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Manager is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) provided to the Fund and/or other accounts over which the Manager exercises investment discretion.

(c) Subject to such policies as the Board may determine and consistent with Section 28(e) of the Exchange Act, the Manager is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a broker-dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Manager determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker-dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and constitutes the best net results for the Fund.

(d) To the extent that the Manager retains one or more Sub-Advisers, the Manager shall monitor the use by each Sub-Adviser of broker-dealers to execute trades in securities, futures contracts and options thereon and other financial and commodity instruments on behalf of the Fund to determine whether (i) such Sub-Advisers are seeking to obtain the best overall terms available for portfolio transactions for the Fund and (ii) any transactions with such broker-dealers that are intended to comply with Section 28(e) of the Exchange Act and in compliance with applicable requirements.

6.	Limitations on the Employment of the Manager.

The services of the Manager to the Fund are not exclusive, and the Manager may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Manager to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. So long as this Agreement or any extension, renewal or amendment remains in effect, the Manager shall be the only investment adviser for the Fund, subject to the Manager’s ability to enter into sub-advisory agreements consistent with the requirements of this Agreement. The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that Trustees, officers, employees and shareholders of the Trust are or may become interested in the Manager and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Manager and directors, officers, employees, partners, shareholders, members and managers of the Manager and its affiliates are or may become similarly interested in the Trust as shareholders or otherwise.

7.	Responsibility of Dual Trustees, Managers, Partners, Officers and/or Employees.

If any person who is a manager, partner, officer or employee of the Manager or Carlyle Select Trust Administration L.L.C. (the “Administrator”) or any affiliate of either is or becomes a Trustee, officer and/or employee of the Trust and acts as such in any business of the Trust, then such manager, partner, officer and/or employee of the Manager or the Administrator shall be deemed to be acting in such capacity solely for the Trust, and not as a manager, partner, officer or employee of the Manager or the Administrator or under the control or direction of the Manager or the Administrator, even if paid by the Manager or the Administrator.

8.	Limitation of Liability of the Manager; Indemnification.

(a) The Manager (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Manager, including without limitation its sole member) shall not be liable to the Trust for any action taken or omitted to be taken by the Manager in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Trust shall indemnify, defend and protect the Manager (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Manager, including without limitation its sole member and the Administrator, each of whom shall be deemed a third party beneficiary hereof) (each, individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) and hold each of them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by any of them in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Trust or its security holders) arising out of or otherwise based upon the performance in good faith of any of the Manager’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. The Trust’s indemnification of the Indemnified Parties shall, to the extent not in conflict with such insurance policy, be secondary to any and all payment to which any Indemnified Party is entitled from any relevant insurance policy issued to or for the benefit of the Trust and its affiliates or any Indemnified Party. The Trust’s indemnification of the Indemnified Parties shall also be secondary to any payment pursuant to any other indemnification obligation of any other relevant entity or person, including under any insurance policy issued to or for the benefit of such other entity or person, in all cases, to the extent not in conflict with the applicable other indemnification or insurance contract. In the event of payment by the Trust under this Agreement and pursuant to its indemnification obligations, the Trust shall be subrogated to the extent of such payment to all of the rights of recovery of any Indemnified Party, including the rights of the Indemnified Parties under any insurance policies.

(b) For any claims indemnified by the Trust under Section 8(a) above, to the fullest extent permitted by law, the Trust shall promptly pay expenses (including legal fees and expenses) incurred by any Indemnified Party in appearing at, participating in or defending any action, suit, claim, demand or proceeding in advance of the final disposition of such action, suit, claim, demand or proceeding, including appeals, within 30 days after receipt by the Trust of a statement or statements from the Indemnified Party requesting such advance or advances from time to time. Each Indemnified Party hereby undertakes to repay any amounts advanced on its behalf (without interest) to the extent that it is ultimately determined that the Indemnified Party is not entitled under this Agreement to be indemnified by the Trust. Such undertaking shall be unsecured and accepted without reference to the financial ability of the Indemnified Party to make repayment and without regard to the Indemnified Party’s ultimate entitlement to indemnification under the other provisions of this Agreement. No other form of undertaking shall be required of the Indemnified Parties other than the execution of this Agreement.

(c) Notwithstanding the above provisions of Section 8 of this Agreement, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Trust or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Manager’s duties or by reason of the reckless disregard of the Manager’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

9.	Effectiveness, Duration and Termination of Agreement.

(a) This Agreement shall become effective as of the first date above written. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Manager shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as set forth in this Section 9, the Manager shall be entitled to any amounts owed under Section 3(b) through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Manager and its representatives as and to the extent applicable.

(b) This Agreement shall continue in effect for two years from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually (i) by the vote of a majority of the Trustees and (ii) by the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c) This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Fund, or by the vote of the Trustees or by the Manager.

(d) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 2(a)(4) of the Investment Company Act).

10.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.	Amendments.

This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the Investment Company Act.

12.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof, and in accordance with the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. To the fullest extent permitted by the Investment Company Act and the Advisers Act the sole and exclusive forum for any action, suit or proceeding with respect to this Agreement shall be a federal or state court located in the State of Delaware, and each party hereto, to the fullest extent permitted by law, hereby irrevocably waives any objection that it may have, whether now or in the future, to the laying of venue in, or to the jurisdiction of, any and each of such courts for the purposes of any such action, suit or proceeding and further waives any claim that any such action, suit or proceeding has been brought in an inconvenient forum, and each party hereto hereby submits to such jurisdiction and consents to process being served in any such action, suit or proceeding, without limitation, by United States mail addressed to the party at its principal office.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

CARLYLE SELECT TRUST,
On behalf of CARLYLE CORE ALLOCATION FUND

By:	/s/ Michael J. Petrick
	Name:	Michael J. Petrick
	Title:	President and Chief Executive Officer

CARLYLE GMS INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Officer